MANAGED ACCOUNT SERIES:

MID CAP VALUE OPPORTUNITIES PORTFOLIO

FILE  811-2763

ATTACHMENT  770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
3/23/2006	Tim Hortons	11,500	29,000,000	Goldman Sachs RBC Capital Markets JPMorgan Scotia Capital Bear, Sterns & co. Inc CIBC World Markets Cowen & Company Hariss Nesbit Lazard Capital Markets Merrill Lynch & Co. TD Securities LLC